THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Level Advantage® B-Share variable and index-linked annuity
Lincoln Level Advantage® Access variable and index-linked annuity
Lincoln Level Advantage® Advisory variable and index-linked annuity
Lincoln Level Advantage® Design Advisory variable and index-linked annuity
Lincoln Level Advantage® Design B-Share variable and index-linked annuity

Supplement dated October 2, 2023 to the prospectus dated May 1, 2023

This supplement to your Lincoln Level Advantage® variable and index-linked annuity prospectus discusses the availability of certain investment options under your contract.  It is for informational purposes and requires no action on your part. All other provisions in your prospectus not discussed in this supplement remain unchanged.

The following Indexed Accounts will be available to all contractowners beginning November 20, 2023, subject to state availability:

1-Year Performance Trigger Rate Indexed Account with Protection Level
•	S&P 500®, Performance Trigger, 20% Protection
6-Year Participation Rate Indexed Accounts with Protection Level
•	S&P 500®, 10% Protection
•	Russell 2000®, 10% Protection
•	Capital Strength Net Fee IndexSM, 10% Protection
•	MSCI EAFE, 10% Protection
•	First Trust American Leadership IndexSM, 10% Protection
The following Indexed Accounts will be unavailable to all contractowners beginning November 20, 2023. If you are currently invested in one of these accounts, it will no longer be available at the end of your current Indexed Term, or on any Indexed Anniversary on or after November 20, 2023.

6-Year Performance Cap Indexed Accounts with Protection Level
•	S&P 500® Cap, 10% Protection
•	Russell 2000® Cap, 10% Protection
•	Capital Strength Net Fee IndexSM Cap, 10% Protection
•	MSCI EAFE, 10% Protection
•	First Trust American Leadership IndexSM Cap, 10% Protection

Please retain this supplement with your prospectus for future reference.